Exhibit 99.1

Genesee & Wyoming Reports Traffic for October 2013

DARIEN, Conn. — (BUSINESS WIRE) — Nov. 11, 2013 — Genesee & Wyoming Inc. (G&W) (NYSE: GWR) today reported traffic volumes for October 2013.

Beginning in January 2013, G&W is reporting consolidated traffic volumes including carloads from RailAmerica Inc. (RA) railroads that were previously reported separately. To provide comparative context for 2013 consolidated traffic volumes, G&W is providing supplemental 2012 carload information on a pro forma basis as though the RA railroads were owned by G&W on January 1, 2012. In addition, G&W has amended RA’s 2012 carload information to conform with G&W’s reporting methodology.

G&W’s traffic in October 2013 was 163,829 carloads, an increase of 83,588 carloads, or 104.2%, compared to G&W’s traffic in October 2012, and an increase of 9,711 carloads, or 6.3%, compared to total October 2012 carloads pro forma for the RA acquisition.

The table below sets forth consolidated summary carload information for October 2013 and October 2012:

		October 2012			% Change
	October 2013(1)	G&W	RA	Pro Forma(2)	G&W	Pro Forma(2)
Consolidated G&W
Coal & Coke	26,698	15,553	10,447	26,000	71.7%	2.7%
Minerals & Stone	19,920	11,807	7,014	18,821	68.7%	5.8%
Agricultural Products	18,774	5,533	14,858	20,391	239.3%	-7.9%
Metals	15,518	7,250	5,226	12,476	114.0%	24.4%
Pulp & Paper	14,508	8,817	5,064	13,881	64.5%	4.5%
Chemicals & Plastics	14,021	5,819	7,566	13,385	141.0%	4.8%
Lumber & Forest Products	11,912	6,646	4,826	11,472	79.2%	3.8%
Petroleum Products	9,008	2,485	5,021	7,506	262.5%	20.0%
Metallic Ores	7,189	4,012	780	4,792	79.2%	50.0%
Intermodal	6,923	6,540	—	6,540	5.9%	5.9%
Food or Kindred Products	5,615	1,178	4,193	5,371	376.7%	4.5%
Waste	4,224	2,150	1,814	3,964	96.5%	6.6%
Autos & Auto Parts	3,503	861	2,126	2,987	306.9%	17.3%
Other	6,016	1,590	4,942	6,532	278.4%	-7.9%

Total carloads	163,829	80,241	73,877	154,118	104.2%	6.3%

(1)	Total carloads from G&W and RA
(2)	Pro forma as though G&W had acquired RailAmerica on January 1, 2012

Metals traffic increased 3,042 carloads primarily due to increased shipments in G&W’s Southern, Northeast, Canada and Ohio Valley regions. Metallic ores traffic increased 2,397 carloads primarily due to increased iron ore shipments in G&W’s Australia Region. Petroleum products traffic increased 1,502 carloads primarily due to increased shipments of crude oil in G&W’s Pacific Region. Agricultural products traffic decreased 1,617 carloads primarily due to decreased shipments in G&W’s Midwest, Central and Pacific regions, partially offset by increased shipments in G&W’s Australia Region. All remaining traffic increased by a net 4,387 carloads.

Carload Reporting for RailAmerica Inc. Traffic

October 2012 carloads from RailAmerica Inc. railroads include eliminations of 1,956 carloads, compared to RailAmerica’s historically reported figures to remove duplication of traffic that interchanges with another owned railroad. This elimination conforms with G&W’s reporting policy. Also, starting in January 2013, G&W has re-allocated certain products within the reported commodity groups. The carload information included in this release presents both 2013 and 2012 on a consistent basis for these changes.

Other

Historically, G&W has found that carload information may be indicative of freight revenues on its railroads, but may not be indicative of total revenues, operating expenses, operating income or net income. Car movements related to railcar switching, including activities at port terminals, are excluded from our carload information as the resulting revenues are classified as non-freight.

About G&W

G&W owns and operates short line and regional freight railroads in the United States, Australia, Canada, the Netherlands and Belgium. In addition, G&W operates the 1,400-mile Tarcoola to Darwin rail line, which links the Port of Darwin with the Australian interstate rail network in South Australia. Operations currently include 111 railroads organized in 11 regions, with nearly 15,000 miles of owned and leased track, 4,600 employees and over 2,000 customers. We provide rail service at 35 ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

For more information, visit gwrr.com.

Exhibit

The table below sets forth North American carloading information for October 2013 and October 2012:

		October 2012			% Change
	October 2013(1)	G&W	RA	Pro Forma(2)	G&W	Pro Forma(2)
North American Operations:
Coal & Coke	26,698	15,553	10,447	26,000	71.7%	2.7%
Agricultural Products	16,483	3,956	14,858	18,814	316.7%	-12.4%
Metals	15,518	7,250	5,226	12,476	114.0%	24.4%
Minerals & Stone	15,392	6,349	7,014	13,363	142.4%	15.2%
Pulp & Paper	14,508	8,817	5,064	13,881	64.5%	4.5%
Chemicals & Plastics	14,021	5,819	7,566	13,385	141.0%	4.8%
Lumber & Forest Products	11,912	6,646	4,826	11,472	79.2%	3.8%
Petroleum Products	8,978	2,451	5,021	7,472	266.3%	20.2%
Food or Kindred Products	5,615	1,178	4,193	5,371	376.7%	4.5%
Waste	4,224	2,150	1,814	3,964	96.5%	6.6%
Autos & Auto Parts	3,503	861	2,126	2,987	306.9%	17.3%
Metallic Ores	1,844	1,091	780	1,871	69.0%	-1.4%
Intermodal	1,182	677	—	677	74.6%	74.6%
Other	6,016	1,590	4,942	6,532	278.4%	-7.9%

Total carloads	145,894	64,388	73,877	138,265	126.6%	5.5%

(1)	Total carloads from G&W and RA
(2)	Pro forma as though G&W had acquired RailAmerica on January 1, 2012

The table below sets forth Australian carloading information for October 2013 and October 2012:

	October 2013	October 2012	% Change
Australian Operations:
Intermodal	5,741	5,863	-2.1%
Metallic Ores	5,345	2,921	83.0%
Minerals & Stone	4,528	5,458	-17.0%
Agricultural Products	2,291	1,577	45.3%
Petroleum Products	30	34	-11.8%

Total carloads	17,935	15,853	13.1%

SOURCE: Genesee & Wyoming Inc.

Genesee & Wyoming Inc.

Thomas D. Savage, 1-203-202-8900

Vice President – Corporate Development & Treasurer

Web Site: http://www.gwrr.com